Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

G-III Apparel Group, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share
	- Reserved for future issuance under the 2015 Long-Term Incentive Plan	Rule 457(c) and Rule 457(h)	1,200,000(2)	$20.78 (3)	$24,936,000	$92.70	$2,311.57
Total Offering Amounts					$24,936,000		$2,311.57
Total Fee Offsets							$0
Net Fee Due							$2,311.57

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover an additional indeterminable number of shares of common stock which become issuable under the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan, as amended (the “Plan”), by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Additional shares of common stock authorized for issuance pursuant to awards made under the Plan as a result of a recent amendment to the Plan.
(3)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the $21.42 (high) and $20.14 (low) sales prices of the registrant’s common stock as reported on the NASDAQ Global Select Market on June 16, 2022, which date is within five business days prior to filing this Registration Statement.